SANDFIRE RESOURCES AMERICA INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

JUNE 30, 2020 AND 2019

Independent auditor's report

To the Shareholders of
Sandfire Resources America Inc.

Opinion

We have audited the consolidated financial statements of Sandfire Resources America Inc. and its subsidiaries [the "Group"], which comprise the consolidated statements of financial position as at June 30, 2020 and 2019 and July 1, 2018 and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in equity and consolidated statements of cash flows for the years ended June 30, 2020 and 2019, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at June 30, 2020 and 2019 and July 1, 2018, and its consolidated financial performance and its consolidated cash flows for the years ended June 30, 2020 and 2019 in accordance with International Financial Reporting Standards ["IFRSs"].

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material uncertainty related to going concern

We draw attention to note 1 in the consolidated financial statements, which indicates that the Group incurred a net loss of $10,858,928 during the year ended June 30, 2020 and, as of that date, the Group has insufficient working capital to fund planned expenditures for at least the next twelve months. As stated in note 1, these events or conditions, along with other matters as set forth in note 1, indicate that a material uncertainty exists that may cast significant doubt on the Group's ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other information

Management is responsible for the other information. The other information comprises:

  Management's Discussion and Analysis

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information, and in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

We obtained Management's Discussion & Analysis prior to the date of this auditor's report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor's report. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group's financial reporting process.

Auditor's responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control.
  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Group to cease to continue as a going concern.
  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Brenna Daloise.

Vancouver, Canada
August 20, 2020

SANDFIRE RESOURCES AMERICA INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS AT JUNE 30, 2020, JUNE 30, 2019, AND JULY 1, 2018

(Expressed in Canadian Dollars)

	June 30, 2020	June 30, 2019 Restated (Note 2.q)	July 1, 2018 Restated (Note 2.q)
ASSETS

Current
Cash and cash equivalents	$213,392	$4,077,066	$2,075,605
Prepaid expenses and other assets	132,917	89,885	121,395
Reclamation bond (Note 8)	16,317	285,090	286,476
	362,626	4,452,041	2,483,476
Non-current
Property, plant and equipment (Note 6)	2,199,733	1,839,977	779,241
Resource properties (Note 8)	6,727,449	5,720,623	4,984,917
Right of use assets (Note 7)	161,266	153,499	-

	9,088,448	7,714,099	5,764,158

Total assets	$9,451,074	$12,166,140	$8,247,634

LIABILITIES

Current
Accounts payable and accrued liabilities (Note 9)	$1,866,375	$1,001,502	$682,792
Lease liabilities - current portion (Note 7)	31,885	9,282	-
Loans payable - related party (Note 10)	6,787,300	-	1,314,067
	8,685,560	1,010,784	1,996,859
Long-term
Lease liabilities (Note 7)	124,784	136,542	-

Total liabilities	8,810,344	1,147,326	1,996,859

SHAREHOLDERS' EQUITY

Share capital (Note 11)	110,007,994	106,871,163	87,836,294
Warrants reserve (Notes 2.q and 11)	-	2,800,000	2,800,000
Share-based payment reserve (Note 12)	8,054,356	8,137,302	8,182,150
Foreign currency reserve	417,568	190,609	217,933
Accumulated deficit	(117,839,188)	(106,980,260)	(92,785,602)

Total shareholders' equity	640,730	11,018,814	6,250,775

Total liabilities and shareholders' equity	$9,451,074	$12,166,140	$8,247,634

NATURE OF OPERATIONS AND GOING CONCERN (Note 1)

COMMITMENTS AND CONTINGENCIES (Note 16)

SUBSEQUENT EVENTS (Note 20)

Approved by the Board on August 20, 2020

"Robert Scargill"	"Matt Fitzgerald"
Director	Director

The accompanying notes are an integral part of these consolidated financial statements

SANDFIRE RESOURCES AMERICA INC.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

(Expressed in Canadian Dollars)

	2020	2019

EXPENSES

Advertising, promotion and investor relations	$900	$9,631
Director and management fees (Note 13)	55,000	55,133
Depreciation and amortization (Notes 6, 7)	240,963	133,862
Salary and wages	402,000	249,978
Exploration and evaluation costs (Note 8)	8,772,727	12,360,613
Foreign exchange loss	44,673	125,688
Office, administration and miscellaneous	326,732	454,967
Professional fees (Note 13)	1,324,694	689,022
Share-based payments (Notes 12,13)	36,085	94,117

Loss from operations	(11,203,774)	(14,173,011)
OTHER ITEMS
Government grant income (Note 17)	529,409	-
Interest income	190	13,531
Interest expense	(188,953)	(35,178)
Loss before income tax	(10,863,128)	(14,194,658)

Income tax recovery (Note 14)	4,200	-
Net loss for the year	(10,858,928)	(14,194,658)

Other comprehensive income gain (loss)
Foreign currency reserve gain (loss)	226,959	(27,324)
Net other comprehensive income (loss)	226,959	(27,324)

TOTAL COMPREHENSIVE LOSS FOR THE YEAR	$(10,631,969)	$(14,221,982)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	820,818,373	712,041,816

The accompanying notes are an integral part of these consolidated financial statements

SANDFIRE RESOURCES AMERICA INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED JUNE 30, 2020 AND 2019
(Expressed in Canadian Dollars)

	Share capital
	Number of Shares	Amount $	Warrants Reserve $	Share-based Payment Reserve $	Foreign Currency Reserve $	Accumulated Deficit $	Total $

Balance at July 1, 2018	503,281,865	85,041,494	5,594,800	8,182,150	217,933	(92,785,602)	6,250,775
Impact of change in accounting policy (Note 2.q)	-	2,794,800	(2,794,800)	-	-	-	-
Balance at July 1, 2018, restated	503,281,865	87,836,294	2,800,000	8,182,150	217,933	(92,785,602)	6,250,775
Loss for the year	-	-	-	-	-	(14,194,658)	(14,194,658)
Other comprehensive loss	-	-	-	-	(27,324)	-	(27,324)
Shares issued on rights offering, net	314,551,166	18,755,410	-	-	-	-	18,755,410
Shares issued on exercise of options	2,000,000	279,459	-	(138,965)	-	-	140,494
Share-based payments	-	-	-	94,117	-	-	94,117
Balance at June 30, 2019, restated	819,833,031	106,871,163	2,800,000	8,137,302	190,609	(106,980,260)	11,018,814

Balance at July 1, 2019, restated	819,833,031	106,871,163	2,800,000	8,137,302	190,609	(106,980,260)	11,018,814
Loss for the year	-	-	-	-	-	(10,858,928)	(10,858,928)
Other comprehensive gain	-	-	-	-	226,959	-	226,959
Expiry of warrants	-	2,795,800	(2,795,800)	-	-	-	-
Tax charge on expiry of warrants	-	-	(4,200)	-	-	-	(4,200)
Shares issued on exercise of options	1,780,000	341,031	-	(119,031)	-	-	222,000
Share-based payments	-	-	-	36,085	-	-	36,085
Balance at June 30, 2020	821,613,031	110,007,994	-	8,054,356	417,568	(117,839,188)	640,730

The accompanying notes are an integral part of these consolidated financial statements

SANDFIRE RESOURCES AMERICA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2020 AND 2019
(Expressed in Canadian Dollars)

	2020	2019
CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Net loss for the year	$(10,858,928)	$(14,194,658)
Items not involving cash:
Deferred income tax recovery	(4,200)	-
Depreciation and amortization	240,963	133,862
Write off of uncollectible receivables	-	23,923
Loss on fixed assets write-off	-	23,985
Accretion of interest	8,580	-
Share-based payments	36,085	94,117
	(10,577,500)	(13,918,771)
Working capital adjustments:
Prepaid expenses and other assets	(43,222)	(5,944)
Accounts payable and accrued liabilities	864,873	318,710
Interest received	190	13,531
Cash used in operating activities	(9,755,659)	(13,592,474)

INVESTING ACTIVITIES
Purchase of property and equipment	(496,430)	(1,217,743)
Refund of reclamation bond	270,372	-
Acquisition of resource properties	(791,775)	(754,082)
Cash used in investing activities	(1,017,833)	(1,971,825)

FINANCING ACTIVITIES
Proceeds from private placement, net	-	18,755,410
Proceeds from exercise of stock option	222,000	140,494
Payments on leases	(44,859)	(18,871)
Proceeds from related party loans	6,608,493	1,935,274
Repayment of advances from related parties	-	(3,276,677)
Cash provided by financing activities	6,785,634	17,535,630
NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS DURING THE YEAR	(3,987,858)	1,971,331

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	124,184	30,130

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,077,066	2,075,605
CASH AND CASH EQUIVALENTS, END OF YEAR	$213,392	$4,077,066

The accompanying notes are an integral part of these consolidated financial statements

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

1. NATURE OF OPERATIONS AND GOING CONCERN

Sandfire Resources America Inc. (the "Company") (TSX.V SFR.V) was incorporated on July 30, 1998 under the laws of British Columbia and is a mining exploration and development company. The Company is an 85.45% subsidiary of Sandfire Resources Ltd., a public company in Australia. The address of the Company's corporate and head office is 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5, Canada. The Company's stock symbol is "SFR.V" on the TSX Venture Exchange and "SRAFF" on the U.S. OTC Market.

The Company is in the process of evaluating and permitting its resource property and has not yet determined whether these properties contain ore reserves that are economically recoverable. The recoverability of amounts shown for resource properties and related exploration and evaluation costs is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development and upon future profitable production or proceeds from the disposition thereof.

During the year ended June 30, 2020, the Company incurred a net loss of $10,858,928 (2019: $14,194,658), the Company's cash and cash equivalents was $213,392 (2019: $4,077,066) and working capital was a negative $8,322,934 (2019: positive $3,441,257). The Company worked on completing the final stages in the permitting process for the development of the Black Butte Copper Project, which is the Environmental Impact Statement (EIS).  A final EIS was issued on March 13, 2020 by the Montana Department of Environmental Quality ("MT DEQ") with a positive record of decision following on April 9, 2020.  On August 14, 2020, the MT DEQ issued a final approval for the Phase I Bonding for the underground Black Butte Copper project (the "Project).  The Company has posted a surety bond for the Project, the MT DEQ has approved the bond posting and has issued a Final Mine Operating Permit allowing the Company the right to commence Phase I Development surface construction at the mine site.  The Company is yet to achieve profitability and experiences operating losses and significant negative cash flow. The Company has concluded that the working capital as held at June 30, 2020 is insufficient to fund planned expenditures for at least the next twelve months. Unless additional funds are raised, the Company may have insufficient funds to realize its assets and discharge its liabilities in the normal course of business.

The conditions described above indicate the existence of material uncertainty that may cast significant doubt on the Company's ability to continue as a going concern. The Company plans to address this uncertainty by raising additional funds in the capital markets or through debt financing in fiscal year 2021. Many factors influence the Company's ability to raise funds, and there is no assurance that the Company will be successful in obtaining the required financing for these or other purposes, including for general working capital. These financial statements do not contain any adjustments to the amounts that may be required should the Company be unable to continue as a going concern. Such adjustments could be material.

Since March 2020, several governmental measures have been implemented in the United States, where the Company's operations are located and the rest of the world in response to the coronavirus (COVID-19) pandemic. While the impact of COVID-19 and these measures are expected to be temporary, the current circumstances are dynamic and the impacts of COVID-19 on the Company's business operations cannot be reasonably estimated at this time. The Company anticipates this could have an adverse impact on its business, results of operations, financial position and cash flows in 2020. The Company continues to operate its business, and in response to US Federal and State and Canadian Federal and Provincial emergency measures, has requested its employees and consultants work remotely wherever possible. These government measures, which could include government mandated closures of the Company or its contractors, could impact the Company's ability to conduct its planned programs in a timely manner, and the Company is evaluating the best way to move its activities forward when the emergency measures are lifted.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES

a) Statement of compliance

These consolidated financial statements have been prepared in compliance with International Financial Reporting Standards ("IFRS").  For these purposes, IFRS comprise the standards issued by the International Accounting Standards Board ("IASB") and Interpretations issued by the International Financial Reporting Interpretations Committee ("IFRIC").  Accounting policies applied are consistent with those of the previous financial year with the exception of the accounting policy change described in Note 2.q.

b) Basis of preparation

These consolidated financial statements have been prepared under the historical cost basis.

c) Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned US subsidiary, Tintina Montana Inc. ("TMI"), which was incorporated in the United States.  TMI wholly owns the Black Butte copper underground project.  All intercompany balances and transactions have been eliminated on consolidation.  The Company consolidates subsidiaries where it has the ability to exercise control.  Control of an investee is defined to exist when the investor is exposed or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.  Particularly, the Company controls investees, if and only if, the Company has all of the following: power over the investee; exposure, or rights to variable returns from its involvement with the investee; and the ability to use its power over the investee to affect its returns.

d) Cash and cash equivalents

Cash and cash equivalents in the consolidated statement of financial position comprise of cash at banks and on hand, and short term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash. The Company's cash and cash equivalents are invested with major financial institutions in business accounts, bankers' acceptances and in government treasury bills which are available on demand by the Company for its programs, and are not invested in any asset backed deposits/investments.

e) Resource properties and exploration and evaluation costs

Resource properties consist of payments to acquire property rights and leases, including on-going annual lease payments and water rights payments. Property acquisition costs are capitalized. Exploration and evaluation costs are expensed to the statement of loss and comprehensive loss in the periods incurred until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent costs are capitalized into development assets.

Development costs incurred on a mineral property are capitalized once management has determined, based on a feasibility study, that, a property is capable of economical commercial production as a result of having established proven and probable reserves. Development costs are carried at cost less accumulated depletion and accumulated impairment charges.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

e) Resource properties and exploration and evaluation costs (continued)

At each reporting period, the Company assesses whether there is an indication that resource properties may be impaired. When impairment indicators exist, or when the decision to proceed with the development of a particular project is taken based on its technical and commercial viability,  the Company estimates the recoverable amount of resource properties and compares it against the carrying amount. The recoverable amount is the higher of the fair value less cost of disposal and the resource property's value in use. If the carrying value exceeds the recoverable amount, an impairment loss is recorded in the consolidated statement of loss and comprehensive loss for the period. In calculating the recoverable amount, the Company will look at market comparable transactions and, when appropriate, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessment of the time value of money and the risks specific to the resource property.  The cash flows are based on best estimates of expected future cash flows from the continued use of the resource property.

Once a mine has achieved commercial production, mineral properties and development costs are depleted on a units-of-production basis over the life of the mine.

 f) Property, plant, and equipment

Property, plant, and equipment ("PPE") is stated at cost less accumulated depreciation and accumulated impairment losses. Depreciation is recorded over the estimated useful lives of the assets on the declining balance basis at the following annual rates.

Computer equipment	40%
Computer software	40%
Vehicle	30%
Equipment	20%
Buildings	4 - 5%
Leasehold improvements	over the term of the lease

An item of PPE is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the consolidated statement of loss and comprehensive loss.  Where an item of PPE comprises major components with different useful lives, the components are accounted for as separate items of PPE. Expenditures incurred to replace a component of an item of PPE that is accounted for separately, including major inspection and overhaul expenditures are capitalized.  The assets' residual values, useful lives, and methods of depreciation are reviewed at each financial year end, and adjusted prospectively, if appropriate. For PPE assets under construction, depreciation begins once the asset is placed in service.

g) Foreign currency translation

The Company's consolidated financial statements are presented in Canadian dollars, which is also the Company's functional currency. Each subsidiary determines its own functional currency and items included in the financial statements of each subsidiary are measured using that functional currency.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

g) Foreign currency translation (continued)

i)  Transactions and balances

Transactions in foreign currencies are initially recorded by the Company and its subsidiary at their respective functional currency spot rates at the date the transaction first qualifies for recognition.  Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date. All differences arising on settlement or translation of monetary items are taken to the statement of loss and comprehensive loss except for monetary items that are designated as part of the Company's net investment of a foreign operation. These are recognized in other comprehensive income until the net investment is disposed, at which time the accumulated amount is reclassified to the statement of loss and comprehensive loss.

ii)    The Company and its subsidiary

On consolidation the assets and liabilities of foreign operations are translated into Canadian dollars at the rate of exchange prevailing at the reporting date and their statement of loss and comprehensive loss are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognised in the statement of loss and comprehensive loss.

h) Decommissioning, restoration and similar liabilities ("Asset retirement obligation")

 The Company recognizes liabilities for statutory, contractual, constructive or legal obligations, including those associated with the reclamation of exploration and evaluation assets and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for rehabilitation obligation is recognized at its fair value in the period in which it is incurred if a reasonable estimate of cost can be made.

 The Company records the present value of estimated future cash flows associated with reclamation as a liability when the liability is incurred and increases the carrying value of the related assets for that amount.  The associated restoration costs are amortized over the expected useful life of the assets.  At the end of each period, the liability is increased to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying any initial estimates (additional rehabilitation costs).

 The Company recognizes its environmental liability on a site-by-site basis when it can be reliably estimated. Environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible are charged to the consolidated statement of loss and comprehensive loss.

 There was no asset retirement obligation recorded at June 30, 2020 and 2019.

i) Other provisions

Provisions are recognized for liabilities of uncertain timing or amounts that have arisen as a result of past transactions, including legal or constructive obligations. The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date.  The Company had no other provisions as at June 30, 2020 and 2019.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

j) Share-based payments

 Employees receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments (equity-settled transactions).  The cost of equity-settled transactions is recognized, together with a corresponding increase in the share-based payment reserves in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company's best estimate of the number of equity instruments that will ultimately vest. The expense or credit in statement of loss and comprehensive loss for a period represents the movement in cumulative expense recognized as at the beginning and end of that period. No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

 When the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified, if the original terms of the award are met.  An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction or is otherwise beneficial to the employee as measured at the date of modification.

 When an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately.  This includes any award where non-vesting conditions within the control of either the entity or the employee are not met.

k) Loss per share

The Company presents basic and diluted loss per share data for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is anti‐dilutive.

l) Income taxes

i)  Current income tax

Current tax is the expected tax payable or receivable on the local taxable income or loss for the year, using local tax rates enacted or substantively enacted at the statement of financial position date.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

l) Income taxes (continued)

ii)  Deferred tax

Deferred income taxes are recorded using the liability method whereby deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the statement of financial position date. Deferred tax is not recognized for temporary differences which arise on the initial recognition of goodwill, or assets or liabilities in a transaction that is not a business combination and that affects neither accounting, nor taxable profit or loss.

Deferred tax is not recognised for all temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

 Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss.  Deferred tax items are recognised in correlation to the underlying transaction either in other comprehensive income or directly in equity.

 Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

m) Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. All financial instruments are initially recorded at fair value, adjusted for directly attributable transaction costs. The Company determines each financial instrument's classification upon initial recognition. Measurement in subsequent periods depends on the financial instrument's classification.

Financial assets

Financial assets are classified and measured at: fair value through profit and loss ("FVTPL"), fair value through other comprehensive income ("FVOCI") and amortized cost. Measurement and classification of financial assets is dependent on the Company's business model for managing the financial assets and the contractual cash flow characteristics of the financial asset i.e. whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

m) Financial instruments (continued)

Financial assets at amortized cost

The Company measures financial assets at amortized cost if both of the following conditions: the financial asset is held with the objective to collect contractual cash flows; and the contractual terms of the financial asset give rise to cash flows that are solely payments of principal and interest ("SPPI"). This is referred to as the SPPI test. Financial assets at amortized cost are subsequently measured using the effective interest rate ("EIR") method and are subject to impairment. Interest received is recognized as part of finance income. Gains and losses are recognized when the asset is derecognized, modified or impaired. The Company's financial assets at amortized cost include cash and cash equivalents, reclamation bonds, and other assets.

Impairment

An expected credit loss ("ECL") impairment model applies which requires a loss allowance to be recognized based on ECLs. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset's original EIR, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the period. In a subsequent period, if the amount of the impairment loss related to financial assets measured at amortized cost decreases, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial assets at FVTPL or FVOCI

The Company has no financial assets classified as FVTPL or FVOCI.

Financial liabilities

Financial liabilities are classified, at initial recognition, as financial liabilities at FVTPL, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

Loans and borrowings and payables

After initial recognition, interest-bearing loans and borrowings and trade and other payables are subsequently measured at amortized cost using the effective interest method ("EIR"). Gains and losses are recognized in profit or loss when the liabilities are derecognized, as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the statement of loss and comprehensive loss. Gains and losses are recognized when the financial liability is derecognized. The Company's financial liabilities at amortized cost include accounts payable and accrued liabilities and loans payable.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

m) Financial instruments (continued)

A financial liability is derecognized when the associated obligation is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of loss and comprehensive loss.

Financial liabilities at FVTPL

The Company has no financial liabilities classified as FVTPL.

n) Fair value measurement

The Company discloses the fair value of financial instruments at each reporting date. Also, from time to time, the fair values of non-financial assets and liabilities are required to be determined, e.g., when the entity acquires a business, or where an entity measures the recoverable amount of an asset at fair value less costs of disposal ("FVLCD").

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (an exit price) regardless of whether that price is directly observable or estimated.

o) Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether:

  The contract involves the use of an identified asset - this may be specified explicitly or implicitly and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive right, then the asset is not identified.
  The Company has the right to obtain substantially all the economic benefits from use of the asset throughout the period of use; and
  The Company has the right to direct the use of the asset. The Company has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decision about how and for what purposed the asset is used is predetermined, the Company has the right to direct the use of the asset if either:
    The Company has the right to operate the asset; or
    The Company designed the asset in a way that predetermines how and for what purpose it will be used.

At inception or on reassessment of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component based on their relative stand-alone prices.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

o) Leases (continued)

The Company recognizes a right-to-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-to-use asset or the end of the lease term. The estimated useful life of the right-to-use assets are determined on the same basis as those of property, plant and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise the following:

• fixed payments, including in-substance fixed payments;

• variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

• amounts expected to be payable under a residual value guarantee; and

• the exercise prices under a purchase price option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest rate method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company's estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases of machinery that have a lease term of 12 months or less and leases of low-value assets. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

p) Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received, and all conditions associated with the grant are met. Grants related to assets are recorded as a reduction to the asset's carrying value and are depreciated over the useful life of the asset. Claims under government grant programs related to income are recorded as other income in the period in which eligible expenses were incurred or when the services have been performed.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

q) Change in accounting policies and disclosures

Accounting for warrant reserve:  During the year ended June 30, 2020, the Company elected to change the method of accounting for the warrant reserve by reclassing expired warrants from reserves to share capital.  Under the newly adopted method, upon expiration of a warrant, the Warrants reserve will be reduced, and Share capital will be increased by an amount equal to the issue date fair value of the warrant.

The Company believes that the reduction of the warrant reserve for expirations provides more relevant and reliable information to the users of its financial statements as the warrant reserve balance will more closely reflect the status of outstanding warrant.  The new accounting method has been retroactively applied to the beginning of the earliest period presented in these consolidated financial statements.  The change impacted only the equity section of the consolidated statement of financial position as presented below.

Impact on the consolidation statement of financial position (increase(decrease)):
	June 30, 2020	June 30, 2019 (Restated)	July 1, 2018 (Restated)

Total assets	$-	$-	$-

Total liabilities	$-	$-	$-

SHAREHOLDERS' EQUITY
Share capital	2,795,800	-	2,794,800
Warrants reserve	(2,795,800)	-	(2,794,800)
Share-based payment reserve	-	-	-
Foreign currency reserve	-	-	-
Accumulated deficit	-	-	-
Total shareholders' equity	-	-	-
Total liabilities and shareholders' equity	$-	$-	$-

3. SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of these consolidated financial statements involves the use of judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  These judgements and estimates are based on management's best knowledge of the relevant facts and circumstances at the time, having regard to prior experience, and are continually reviewed and evaluated.  Estimates are inherently uncertain and actual results may differ from the amounts included in the financial statements.  Revisions to the estimates and assumptions are recognized in the period in which the estimates are revised and in future periods.

Determining if there are any facts and circumstances indicating impairment loss on resource properties and property, plant and equipment (together "long-lived assets") is a subjective process involving judgment and a number of estimates and interpretations in many cases.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

3. SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENTS (continued)

Determining whether to test for impairment of long-lived assets requires management's judgment, among others, regarding the following: the period for which the Company has the right to use and occupy the specific area has expired during the period or will expire in the near future, and is not expected to be renewed; substantive expenditure on further exploration and evaluation of mineral resources is neither budgeted nor planned; exploration for and evaluation of mineral resources have not led to the discovery of commercially viable quantities of mineral resources and the Company has decided to discontinue such activities in the specific area; or sufficient data exists to indicate that, although a development is likely to proceed, the carrying amount of the long-lived assets is unlikely to be recovered in full from successful development or by sale. The Company considers both internal and external sources of information when making this assessment. External sources of information considered are changes in the Company's economic, legal and regulatory environment, which it does not control, but affect the recoverability of its long-lived assets. Internal sources of information the Company considers include the manner in which resource properties and plant and equipment are being used or are expected to be used and indications of economic performance of the assets.

When an indication of impairment loss exists, the recoverable amount of the long-lived assets must be estimated. In testing asset for impairment, management estimates the recoverable amount of the asset. This requires management to make several assumptions as to future events or circumstances. These assumptions and estimates are subject to change if new information becomes available. Actual results with respect to impairment losses could differ in such a situation and significant adjustments to the Company's earnings may occur in future periods.

4. NEW AND AMENDED ACCOUNTING STANDARDS

New accounting standards effective for annual periods on or after July 1, 2019:

Amendments to IFRS 2 Classification and Measurement of Share-based Payment Transactions

The IASB issued amendments to IFRS 2 Share-based Payment that address three main areas: the effects of vesting conditions on the measurement of a cash-settled share-based payment transaction; the classification of a share-based payment transaction with net settlement features for withholding tax obligations; and accounting where a modification to the terms and conditions of a share-based payment transaction changes its classification from cash settled to equity settled. On adoption, entities are required to apply the amendments without restating prior periods, but retrospective application is permitted if elected for all three amendments and other criteria are met. The Company does not have cash settled awards.  In addition, the Company has no share-based payment transaction with net settlement features for withholding tax obligations and had not made any modifications to the terms and conditions of its share-based payment transaction. Therefore, these amendments became effective for the Company on July 1, 2019 and did not have any impact on the Company's consolidated financial statements.

IFRIC 23 Uncertainty over Income Tax Treatments

This Interpretation clarifies how to apply the recognition and measurement requirements in IAS 12 Income Taxes when there is uncertainty over income tax treatments. The Interpretation applies when there is uncertainty over income tax treatments that may affect both current and deferred taxes. In such a circumstance, an entity recognizes and measures its current or deferred tax asset or liability applying the requirements in IAS 12 based on taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates determined applying IFRIC 23.  The interpretation became effective for the Company on July 1, 2019 and did not have any impact on the Company's consolidated financial statements.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

5. ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

Standards issued, but not yet effective, up to the date of issuance of the Company's financial statements are listed below. This listing of standards and interpretations issued are those that the Company reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date. The Company intends to adopt these standards when they become effective.

New accounting standard effective for annual periods on or after July 1, 2020:

Definition of a Business (Amendments to IFRS 3):  The IASB has issued Definition of a Business (Amendments to IFRS 3) to clarify the definition of a business for the purpose of determining whether a transaction should be accounted for as an asset acquisition or a business combination. The amendments:

  clarify the minimum attributes that the acquired assets and activities must have to be considered a business;
  remove the assessment of whether market participants can acquire the business and replace missing inputs or processes to enable them to continue to produce outputs;
  narrow the definition of a business and the definition of outputs; and
  add an optional concentration test that allows a simplified assessment of whether an acquired set of activities and assets is not a business.

This amendment is effective for annual periods beginning on or after July 1, 2020. Earlier application is permitted. The amendment applies prospectively to transactions after the date of adoption.

Classification of Liabilities as Current or Non-Current (Amendments to IAS 1):  The IASB has published Classification of Liabilities as Current or Non-Current (Amendments to IAS 1) which clarifies the guidance on whether a liability should be classified as either current or non-current. The amendments:

  clarify that the classification of liabilities as current or non-current should only be based on rights that are in place "at the end of the reporting period";
  clarify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability; and
  make clear that settlement includes transfers to the counterparty of cash, equity instruments, other assets or services that result in extinguishment of the liability.

This amendment is effective for annual periods beginning on or after July 1, 2022. Earlier application is permitted. The extent of the impact of adoption of this amendment has not yet been determined. There is currently a proposal outstanding that would defer the effective date until July 1, 2023.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

6. PROPERTY, PLANT AND EQUIPMENT

Cost	Computer Equipment and Software	Equipment	Vehicle	Buildings	Leasehold Improvements	Assets Under Construction	Land	Total
As of June 30, 2018	$122,889	$76,169	$81,186	$540,931	$103,569	$-	$-	$924,744
Additions	20,305	87,679	115,473	674,176	155,415	-	164,695	1,217,743
Write-off	(41,048)	-	-	-	-	-	-	(41,048)
Currency translations	(47)	(281)	(300)	(1,993)	(381)	-	(7,536)	(10,538)
As of June 30, 2019	102,099	163,567	196,359	1,213,114	258,603	-	157,159	2,090,901
Additions	-	47,187	-	27,052	-	401,476	20,715	496,430
Currency translations	-	6,026	7,235	44,699	8,684	-	5,790	72,434
As of June 30, 2020	102,099	$216,780	$203,594	$1,284,865	$267,287	$401,476	$183,664	$2,659,765
Accumulated Depreciation
As of June 30, 2018	$109,478	$7,061	$10,282	$16,587	$2,095	$-	$-	$145,503
Additions	9,614	14,149	31,100	51,799	15,880	-	-	122,542
Write-off	(17,063)	-	-	-	-	-	-	(17,063)
Currency translations	70	63	(24)	(57)	(110)	-	-	(58)
As of June 30, 2019	102,099	21,273	41,358	68,329	17,865	-	-	250,924
Additions	-	27,421	38,786	90,593	44,525	-	-	201,325
Currency translations	-	1,097	1,967	3,552	1,167	-	-	7,783
As of June 30, 2020	$102,099	$49,791	$82,111	$162,474	$63,557	$-	$-	$460,032
Net book value
As of June 30, 2018	$13,411	$69,108	$70,904	$524,344	$101,474	$-	$-	$779,241
As of June 30, 2019	$-	$142,294	$155,001	$1,144,785	$240,738	$-	$157,159	$1,839,977
As of June 30, 2020	$-	$166,989	$121,483	$1,122,391	$203,730	$401,476	$183,664	$2,199,733

7. RIGHT TO USE ASSETS AND LEASE LIABILITIES

During the year ended June 30, 2019, the Company entered into lease agreements for its corporate office building and a vehicle. The lease for the corporate office building allows for extension of the lease beyond the current term at the Company's option. Management considered the likelihood and estimated duration of the extension option in determining the lease term for measurement of the liability and right-of-use asset. An assumed incremental borrowing rate of 5.0% was used to determine the present value of future lease payments.

During the year ended June 30, 2020, the Company entered into two additional lease agreements for houses that will be used by employees.  Both leases have terms of thirty months and combined monthly payments of $1,493.  An assumed incremental borrowing rate of 5.0% was used to determine the present value of future lease payments.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

7. RIGHT TO USE ASSETS AND LEASE LIABILITIES (continued)

Right to Use Assets	Office Building	Vehicle	Houses	Total
As of June 30, 2018	$-	$-	$-	$-
Contracts identified as leases	152,856	11,839	-	164,695
Depreciation	(7,728)	(3,592)	-	(11,320)
Currency translations	84	40	-	124
As of June 30, 2019	145,212	8,287	-	153,499
Contracts identified as leases			42,202	42,202
Depreciation	(15,670)	(7,280)	(16,688)	(39,638)
Currency translations	5,171	223	(191)	5,203
As of June 30, 2020	$134,713	$1,230	$25,323	$161,266
Lease Liabilities
As of June 30, 2018	$-	$-	$-	$-
Contracts identified as leases	152,856	11,839	-	164,695
Payments	(18,853)	(3,838)	-	(22,691)
Interest expense	3,388	475	-	3,863
Currency translations	(38)	(5)	-	(43)
As of June 30, 2019	137,353	8,471	-	145,824
Contracts identified as leases	-		42,202	42,202
Payments	(19,547)	(7,959)	(17,353)	(44,859)
Interest expense	6,557	482	1,541	8,580
Currency translations	4,586	317	19	4,922
As of June 30, 2020	$128,949	$1,311	$26,409	$156,669

At June 30, 2020, the total of future minimum lease payments under the leases are as follows:

$38,792	From July 1, 2020 to June 30, 2021
87,149	From July 1, 2021 to June 30, 2025
58,643	From July 1, 2025 to January 1, 2028
184,584
(27,915)	Less effect of discounting
156,669
(31,885)	Lease liabilities - current portion
$124,784	Lease liabilities - long term

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

8. RESOURCE PROPERTIES

Additions to resource properties during the year ended June 30, 2020 and 2019 were as follows:

	For the year ended June 30,
	2020	2019

Beginning balance	$5,720,623	$4,984,917
Acquisition costs for the year	791,775	754,082
Currency translation	215,051	(18,376)
Ending balance	$6,727,449	$5,720,623

Exploration and evaluation costs incurred during the year ended June 30, 2020 and 2019 were as follows:

Black Butte Copper	Exploration and evaluation costs for years ended June 30,
	2020	2019
Labor	$3,722,540	$3,459,797
Contractors and consultants	2,566,562	221,000
Evaluation	10,646	1,399,221
Permitting	1,474,827	1,837,768
Drilling	-	2,723,722
Metallurgy/Assays	137,011	641,451
Public relations	539,275	1,506,676
Supplies	37,553	162,710
Project travel	86,967	146,032
Rents and storage	113,324	176,996
Other	84,022	85,240
Total	$8,772,727	$12,360,613

i)  Black Butte Copper 2010 Leases

On May 2, 2010, the Company, through its wholly-owned subsidiary, TMI, entered into mining lease agreements and a surface use agreement (collectively, the "Black Butte Agreements") with the owners of the Black Butte copper-cobalt-silver property in central Montana, United States. This portion of the Black Butte property consists of approximately 7,684 acres of fee-simple lands and 4,541 acres in 239 Federal unpatented lode mining claims in central Montana.

The Black Butte Agreements, as amended, provide the Company, through TMI, with exclusive use and occupancy of any part of the property that is necessary for exploration and mining activities for an initial term of 30 years, which can be extended by the Company for additional periods of 10 years by giving prior notice within the time specified in the agreements. The Black Butte Agreements also provide for surface lease payments and advance minimum royalty payments to be paid to the lessors, in total of approximately US$12,400,000 in cash (schedule Payments 1), and a Net Smelter Returns ("NSR") royalty of 5% after commencement of commercial production, if any.  At any time after completion of a feasibility study, the Company has the right to buydown the maximum 5% NSR to 2% by making payments to the lessors in total of US$10,000,000.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

8. RESOURCE PROPERTIES (continued)

The following is a schedule of payments, translated to Canadian dollars, as at June 30, 2020:

Payments 1

$4,464,381	Total paid from May 2, 2010 to May 2, 2020
11,972,279	$598,614 annually on May 2 from 2021 to 2040

$16,436,660	Total lease payments, excluding buydown of NSR royalty of 5%

ii) Black Butte Copper 2011 Leases

During the year ended September 30, 2011, the Company, through its subsidiary, staked additional 286 claims on federal lands and entered into mining lease agreements.  The additional mining lease agreements were entered under similar terms as the Black Butte Agreements as described above.  The Company was granted the sole and exclusive use and occupancy of any part of the property that is necessary for exploration and mining activities for an initial term of 30 years, which can be extended by the Company for additional periods of 10 years by giving prior notice within the time specified in the agreements. The additional Black Butte Agreements provide for prior to commercial production, advance minimum royalty payments to be paid to the lessors, in total of US$1,250,000 in cash (schedule Payments 2), and a NSR royalty of 5% after commencement of commercial production, if any.  At any time after completion of a feasibility study, the Company has the right to buydown the maximum 5% NSR to 2% by making payments to the lessors in total of US$5,000,000.  The following is a schedule of payments, translated to Canadian dollars, as at June 30, 2020:

Payments 2

$320,113	Total paid from June 10, 2011 to June 10, 2020
95,320	On June 10, 2021 and 2022 ($47,660 each year)
163,406	On June 10, 2023, on June 10, 2024, and on June 10, 2025 ($54,469 each year)
1,089,374	$68,086 annually on June 10 from 2026 to 2041
$1,668,213	Total lease payments, excluding buydown of NSR royalty of 5%

iii) Lease and Water Use Agreement

On October 15, 2015, the Company, through TMI, entered into a Lease and Water Use Agreement to lease the water rights to certain locations in Meagher County, Montana for a term of 30 years.  The Company shall pay the owner the sum of US$20,000 per year, increasing to US$100,000 year upon actual mining and production of minerals at the Black Butte Copper property.  The Company can terminate the lease and water use agreement at its option.

During the year ended June 30, 2019, the Company paid the third anniversary payment of $25,599.

During the year ended June 30, 2020, the Company paid the fourth anniversary payment of $26,470.

iv) Mining Lease Agreement

On September 13, 2017, the Company, through TMI, entered into a Mining Lease Agreement for the purpose of mineral exploration and mining in certain lands located in Meagher County, Montana for an initial term of 30 years.  In consideration, the Company shall pay the owner an advance minimum royalty payment, in total of US$555,000 in cash (schedule Payments 3), and a NSR royalty of 5% after commencement of commercial production, if any.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

8. RESOURCE PROPERTIES (continued)

At any time after completion of a feasibility study, the Company has the right to buydown the maximum 5% royalty to 2% in return for a payment of US$5,000,000 divided pro rata among the mineral owners, and an option to renew the lease for five years.  The Company can terminate the mining lease agreement at its option.  The following is a schedule of payments, translated to Canadian dollars, as at June 30, 2020:

Payments 3
$19,249	Total paid from September 1, 2017 to June 30, 2020
20,426	$6,809 annually on September 1 from 2020 to 2022
68,086	$13,617 annually on September 1 from 2023 to 2027
102,129	$20,426 annually on September 1 from 2028 to 2032
136,172	$27,234 annually on September 1 from 2033 to 2037
408,515	$40,852 annually on September 1 from 2038 to 2047
$754,577	Total lease payments, excluding buydown of NSR royalty of 5%

v) Reclamation Bond

As of June 30, 2019, the Company had reclamation bond deposits of $285,090 held with MT DEQ for the Black Butte Copper drilling program. These bonds are required under Montana state law. The Company completed reclamation on the majority of its latest drilling program and was able to satisfy requirements of its outstanding bond which resulted a refund of $270,372 from the MT DEQ in the year ended June 30, 2020.  The Company has a remaining deposit of $16,317 held with MT DEQ as June 30, 2020.

9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	June 30, 2020	June 30, 2019
Trade payables	$632,913	$448,377
Accrued liabilities and other	513,519	320,211
Accrued salaries and payroll	719,943	232,914
	$1,866,375	$1,001,502

10. LOANS PAYABLE - RELATED PARTY

On May 30, 2018, TMI and the Company as guarantor, entered into a US$1.0 million ($1,314,067) Bridge Loan Agreement ("the loan") with Sandfire Resources Ltd (parent) for short-term funding of day to day operations. Interest on the loan is set at 5% per annum and interest is payable on the last day of each calendar month. The loan terms specified that repayment of the loan was the earlier of (i) May 30, 2019 or (ii) 7 days after Sandfire Resources America Inc. completes an equity financing with gross proceeds of at least US$5.0 million.  The loan was repaid on November 7, 2018.  Interest paid for the loan was $27,376.

In October 2018, the Company received US$1.5 million ($1,935,274) bridge loan from Sandfire Resources Ltd (parent) at 5% interest per annum. The loan was repaid on November 7, 2018.  Interest paid for the loan was $8,887.

On October 25, 2019, TMI and the Company as guarantor, entered into a US$3.0 million ($3,944,721) Bridge Loan Agreement with Sandfire Resources Ltd (parent) for short-term funding of day to day operations. Interest on the loan is set at 5% per annum and interest is payable on the last day of each calendar month. The loan terms specified that repayment of the loan was the earlier of (i) December 31, 2020 or (ii) 7 days after Sandfire Resources America Inc. completes either a debt or equity financing with gross proceeds of at least US$12.0 million.  Accrued interest payable on this loan was $16,364 at June 30, 2020 and interest expense was $134,039 for the year ended June 30, 2020.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

10. LOANS PAYABLE TO RELATED PARTY (continued)

On February 13, 2020, TMI and the Company as guarantor, entered into a US$2.0 million ($2,663,772) Bridge Loan Agreement with Sandfire Resources Ltd (parent) for short-term funding of day to day operations. Interest on the loan is set at 5% per annum and interest is payable on the last day of each calendar month. The loan terms specified that repayment of the loan was the earlier of (i) December 31, 2020 or (ii) 7 days after Sandfire Resources America Inc. completes either a debt or equity financing with gross proceeds of at least US$12.0 million.  Accrued interest payable on this loan was $11,529 at June 30, 2020 and interest expense was $46,334 for the year ended June 30, 2020.

				Balances as at June 30, 2020
Balance as at June 30, 2019	Additions	Repayments	Currency Translation	Principal Amount	Accrued Interest

$ -	$ 6,608,493	$ -	$ 178,807	$6,787,300	$27,893

				Balances as at June 30, 2019
Balance as at June 30, 2018	Additions	Repayments	Currency Translation	Principal Amount	Accrued Interest

$ 1,314,067	$ 1,935,274	$ (3,276,677)	$27,336	$ -	$ -

11. SHARE CAPITAL

a) Authorized: The Company is authorized to issue an unlimited number of common shares without par value.

b) Issued and outstanding: 821,613,031 (June 30, 2019: 819,833,031) common shares.

See Consolidated Statements of Changes in Equity for details.

On November 1, 2018, the Company closed its rights offering, issuing 314,551,166 common shares of the Company, for gross proceeds of $18,873,070, representing 100% of the total rights offered.  The Company's largest shareholder, Sandfire B.C. Holdings Inc. ("Sandfire B.C."), fully exercised its basic subscription privilege to purchase its pro rata share of the common shares offered, being 245,552,064 common shares, and also purchased an additional 62,129,312 common shares through the exercise of its additional subscription privilege, for a total subscription of 307,681,376 common shares for a total ownership of 85.45%.  The Company incurred share issuance costs of $117,660, resulting in the net proceeds of $18,755,410.

Warrants

Class C Warrants
Exercise Price	Balance at July 1, 2019	Issued	Exercised	Expired	Balance at June 30, 2020	Expiry Date
$0.40	40,000,000	-	-	40,000,000	-	-

Exercise Price	Balance at July 1, 2018	Issued	Exercised	Expired	Balance at June 30, 2019	Expiry Date
$0.40	40,000,000	-	-	-	40,000,000	September 12, 2019

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

11. SHARE CAPITAL (continued)

Exercise Price	Balance at July 1, 2017	Issued	Exercised	Expired	Balance at June 30, 2018	Expiry Date

$0.32[1]	20,000,000	-	-	(20,000,000)	-	September 12, 2017
$0.40[2]	40,000,000	-	-	-	40,000,000	September 12, 2019
	60,000,000	-	-	(20,000,000)	40,000,000
[1] Class B Warrants [2] Class C Warrants

On September 12, 2019, 40,000,000 Class C warrants expired unexercised. The expiry of these warrants generated a capital gain and the Company recorded a $4,200 tax charge in equity which has been offset by a deferred tax recovery in the consolidated statement of loss and comprehensive loss.  Upon expiration of these warrants, the balance of the warrant reserve of $2,795,800 was reclassified as Share Capital.

On September 12, 2017, 20,000,000 Class B warrants expired unexercised.

At June 30, 2020, the Company has no outstanding warrants for purchase shares of common stock.

12. STOCK OPTION PLAN AND SHARE-BASED PAYMENTS

The Company adopted a rolling stock option plan (the "Plan") to grant options to directors, senior officers, employees, independent contractors and consultants of the Company. The Plan reserves for issuance up to 10% of the issued and outstanding share capital of the Company from time to time, and provides that it is solely within the discretion of the Board or, if the Board so elects, by a committee consisting of not less than two of its members appointed by the Board, to determine who should receive options and in what amounts. Options granted under the Plan are for a term not to exceed 10 years from the date of their grant.

No options were granted during the years ended June 30, 2020 and 2019.    During the year ended June 30, 2020, 1,780,000 options were exercised for net proceeds of $222,000.  The weighted average trading price of the Company's common stock on the dates of exercise was $0.23.  During the year ended June 30, 2019, 2,000,000 options were exercised for net proceeds of $140,494.  The weighted average trading share price of the Company's common stock on the dates of exercise was $0.10.

Stock option transactions are summarized as follows:

	Number of options	Weighted average exercise price
Balance, June 30, 2018	12,670,000	$0.13
Granted	-	-
Expired or Forfeited	(1,150,000)	$0.14
Exercised	(2,000,000)	$0.07
Balance, June 30, 2019	9,520,000	$0.14
Granted	-	-
Expired or Forfeited	(5,040,000)	$0.18
Exercised	(1,780,000)	$0.12
Balance, June 30, 2020	2,700,000	$0.08

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

12. STOCK OPTION PLAN AND SHARE-BASED PAYMENTS (continued)

The following table summarizes stock options outstanding and exercisable at June 30, 2020:

Exercise Price ($)	Number of Options		Weighted Average Remaining Contractual Life (years)
	Outstanding	Exercisable		Intrinsic Value

0.11	1,250,000	833,333	2.92	$112,500
0.06	1,450,000	1,450,000	1.46	203,000
	2,700,000	2,283,333	2.38	$315,500

13. RELATED PARTY TRANSACTIONS AND BALANCES

The following key management personnel compensation and related party transactions took place during the financial year:

	June 30, 2020	June 30, 2019

Short-term benefits	$1,343,952	$1,096,955
Share-based payments	34,627	80,353
Professional fees paid to companies owned by a former officer of the Company	-	19,278
Total remuneration	$1,378,579	$1,196,586

The remuneration of directors and other members of key management is included in short-term benefits and share-based payments.

As of June 30, 2020, the Company had loans payable of $6,787,300 and accrued interest payable of 27,893 to Sandfire Resources Ltd (parent).  As of June 30, 2019, the Company had no loan payable and no accrued interest payable to Sandfire Resources Ltd.  The Company recognized interest expense of $180,373 and $30,547 during the year ended June 30, 2020 and 2019, respectively, on loans payable to Sandfire Resources Ltd.  Included in accounts payable and accrued liabilities at June 30, 2020 was $27,893 accrued interest payable to Sandfire Resources Ltd.  See Note 10.

During the year ended June 30, 2020, Sandfire Resources Ltd. paid exploration expenses amounting to $32,095 (2019: $226,004) on behalf of the Company. These amounts were repaid by the Company to Sandfire Resources Ltd..  Included in accounts payable and accrued liabilities at June 30, 2020 were $nil (June 30, 2019: $6,822) payable to Sandfire Resources Ltd.

14. INCOME TAXES

a) The Company's income tax expense (recovery) is as follows:

	June 30, 2020	June 30, 2019
Current income tax expense	$-	$-
Deferred income tax recovery	(4,200)	-
	$(4,200)	$-

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

14. INCOME TAXES (continued)

b) Income tax

Income tax differs from the amount that would result from applying the combined Canadian federal and provincial income tax rates due to the following:

	June 30, 2020	June 30, 2019

Loss before income tax	$(10,863,128)	$(14,194,658)
Canadian statutory income tax rate	27.00%	27.00%

Income tax recovery at statutory rate	$(2,933,044)	$(3,832,557)

Effect on income taxes of:
Non-deductible items	14,810	272,837
Impact of different foreign statutory tax rates	67,353	90,577
Tax effect of tax losses and temporary differences not recognized	3,055,764	3,246,571
Change in estimate and others	(209,083)	222,572
Income tax recovery	$(4,200)	$-

c) Unrecognized deductible temporary differences

As at June 30, 2020, the Company had the following deductible temporary differences for which deferred tax assets have not been recognized, because it is not probable that future profit will be available against which these temporary differences may be applied.

	June 30, 2020	June 30, 2019

Non-capital loss carry-forwards	$16,667,689	$13,062,709
Resource property	74,715,672	63,760,528
Share issuance costs	145,961	218,629
Other	435,318	401,144
Total unrecognized temporary differences	$91,964,640	$77,443,010

At June 30, 2020, the Company has United States net operating loss carry forwards of approximately $10.0 million that expire from June 30, 2028 to 2038 and approximately $4.5 million that do not expire but whose utilization is limited to 80% of net taxable income in any given year.  In addition, the Company has state net operating loss carry forward of approximately $16.3 million that expire form June 30, 2021 to June 30, 2026.  At June 30, 2020, the Company has Canadian non-capital loss carryforwards of approximately $2.2 million that expire from June 30, 2036 to 2040.

The US loss carry-forwards are available to offset against future taxable income; however future use of U.S. loss carry-forwards is subject to certain limitations under provisions of the Internal Revenue Code including limitations subject to Section 382 which could limit the Company's ability to use some of these losses before they expire.

The temporary differences associated with investments in and loans to the Company's subsidiary for which a deferred tax liability has not been recognized in the year aggregate to approximately $47.3 million (2019: $47.3 million) relating primarily to Sandfire Resources Ltd's controlling investment in the Company.  The Company has determined that the temporary differences associated with its investment in its subsidiary will not reverse in the foreseeable future.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

15. SEGMENT INFORMATION

The Company's operations are limited to a single industry segment being the acquisition, exploration and development of resource properties. The resource properties are located in the State of Montana in the United States.

As at June 30, 2020

	Canada	United States	Total

Other Assets	$85,957	$2,637,667	$2,723,624
Resource properties	-	6,727,449	6,727,449

Total Assets	$85,957	$9,365,116	$9,451,073
Total Liabilities	$102,433	$8,707,911	$8,810,344

As at June 30, 2019

	Canada	United States	Total

Other Assets	$1,724,899	$4,720,618	$6,445,517
Resource properties	-	5,720,623	5,720,623

Total Assets	$1,724,899	$10,441,241	$12,166,140
Total Liabilities	$14,170	$1,133,156	$1,147,326

	Canada	United States	Total

Loss before income tax for year ended June 30, 2020	$(947,697)	$(9,915,430)	$(10,863,127)
Loss before income tax for year ended June 30, 2019	$(624,997)	$(13,569,661)	$(14,194,658)

16. COMMITMENTS AND CONTINGENCIES

The Company has commitments to incur resource property payments as disclosed in Note 8.

On June 16, 2020, the Company entered into a $2,7 million USD construction contract for the commencement of surface earthworks with MK Weeden, a Lewistown, Montana company.

As of June 30, 2020, the Company has a complaint against Tintina Montana participating in an anti-mining initiative that failed.  The U.S. Federal Election Commission is evaluating the merits of this allegation.  Although it is not possible to predict the outcome of the complaint with certainty, the Company believes that it is without merit.

On June 4, 2020, a legal challenge to the MT DEQ's Record of Decision was lodged in the 14th Judicial Court in Meagher County, Montana against the MT DEQ and Tintina Montana Inc., a wholly owned subsidiary by Sandfire America, by a number of groups who oppose resource development in Montana.  The Company will continue to review the challenge and will seek to work with the MT DEQ to defend this litigation vigorously.  On July 22, 2020, the Company filed a response and is awaiting further instructions from the Court.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

16. COMMITMENTS AND CONTINGENCIES (continued)

The Company currently has a lease arrangement with two local ranches to lease sufficient water rights to allow mining and processing operations to proceed.  The leased water rights will need to be modified through an administrative proceeding with the Montana Department of Natural Resources and Conservation (DNRC) in order to be used to mitigate the beneficial use of water pumped out of the Black Butte operations for mineral processing.  This administrative proceeding will determine if the modifications meet the statutory criteria. Once the DNRC approves the modifications, the agency's decision is subject to objection and appeal by affected parties.

In September 2018, the ranches submitted applications to the DNRC requesting to modify their water rights to permit their use to mitigate the water beneficially used in the Black Butte operations.  On March 13, 2020, the DNRC issued Preliminary Determinations to Grant (PDG) the change applications, finding that the applications met the statutory criteria.  Pursuant to statutory requirements, the DNRC issued a public notice of the determination, which gave affected parties the opportunity to file objections to the DNRC's determination.  Because the DNRC received objections to the PDGs, the objections will be heard by a DNRC hearing examiner in an administrative contested case proceeding.  After the hearing examiner issues a final order on the applications, the non-prevailing party will have the opportunity to appeal the decision to the district court or the Montana Water Court.  Final decisions by either of those courts are appealable to the Montana Supreme Court.

17. GOVERNMENT GRANT

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (the "CARES Act") Act was signed into United States law.  On April 17, 2020, the Company received a loan of $390,000 USD ($547,366 CDN) pursuant to the Paycheck Protection Program (the "PPP") under Division A, Title I of the CARES Act.  The loan, which was in the form of a promissory note dated April 17, 2020, matures on March 17, 2022, bears interest at a rate of 1% per annum, and is payable monthly commencing on October 17, 2020. The loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Under the terms of the PPP, certain amounts of the loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. Qualifying expenses include payroll costs, costs used to continue group health care benefits, rent, and utilities.

Since receipt of the funds and through June 30, 2020, the Company has paid over the loan amount in eligible payroll and payroll-related costs as required under the CARES Act.  In addition, the Company has ensured that it adhered to the CARES Act criteria regarding maintaining head count and not reducing wages.  Management believes there is reasonable assurance that the Company has met the requirements to receive forgiveness of the loan and thus has recognized governmental grant income of $529,409 during the year ended June 30, 2020.

18. MANAGEMENT OF CAPITAL

The Company's objectives when managing capital are to safeguard the Company's ability to continue as a going concern in order to pursue the sourcing and exploration of its resource properties. The Company does not have any externally imposed capital requirements to which it is subject to.

As at June 30, 2020, the Company had capital resources consisting of cash and cash equivalents.  The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares or adjust the amount of cash through a debt financing.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

18. MANAGEMENT OF CAPITAL (continued)

The Company's investment policy is to invest its cash in investment instruments in high credit quality financial institutions with terms to maturity selected with regards to the expected time of expenditures from operations.

Refer to Note 1 Nature of operations and going concern.

19. FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The fair value hierarchy has three levels to classify the inputs to valuation techniques used to measure fair value. The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value.

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 inputs are quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (interest rate, yield curves), or inputs that are derived principally from or corroborated observable market data or other means.

Level 3 inputs are unobservable (supported by little or no market activity). The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.

As at June 30, 2020, the carrying value of the Company's financial instruments approximates their fair value due to their short terms to maturity.

 Liquidity risk

The Company manages liquidity risk by maintaining an adequate cash balance. The Company continuously monitors and reviews both actual and forecasted cash flows, and also matches the maturity profile of financial assets and liabilities.

Interest rate risk

The Company's cash and cash equivalents are subject to interest rate price risk. The Company's interest rate risk management policy for cash and cash equivalents is to purchase highly liquid investments with a term to maturity of three months or less on the date of purchase. The Company does not engage in any hedging activity. The Company earned $190 in interest income during year ended June 30, 2020.

Credit risk

The Company maintains substantially all of its cash with major financial institutions. Deposits held with these institutions may exceed the amount of insurance provided on such deposits.

SANDFIRE RESOURCES AMERICA INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED JUNE 30, 2020 AND 2019 (Expressed in Canadian Dollars)

19. FINANCIAL INSTRUMENTS (continued)

Foreign currency risk

As the Company operates on an international basis, currency risk exposures arise from transactions and balances denominated in foreign currencies. The Company's foreign exchange risk arises primarily with respect to the U.S. dollar. A significant portion of the Company's cash and cash equivalents, accounts payable, and expenses are denominated in U.S. dollars.  Fluctuations in the exchange rates between these currencies and the Canadian dollar could have a material effect on the Company's business, financial condition and results of operations.  The Company does not engage in any hedging activity.

There have been no changes in the Company's objectives and policies for managing the above-mentioned risks and there has been no significant change in the Company's exposure to each risk during year ended June 30, 2020.

As at June 30, 2020, a 10% change in U.S. dollar against Canadian dollar would result in a $0.2 million (2019: $0.1 million) decrease or increase in the Company's net loss.

20. SUBSEQUENT EVENTS

On July 2, 2020, TMI and the Company as guarantor, entered into a US$5.0 million ($6,796,698) Bridge Loan Agreement with Sandfire Resources Ltd (parent) for short-term funding of day to day operations. Interest on the loan is set at 5% per annum and interest is payable on the last day of each calendar month. The loan terms specified that repayment of the loan was the earlier of (i) December 31, 2020 or (ii) 7 days after Sandfire Resources America Inc. completes either a debt or equity financing with gross proceeds of at least US$19.0 million.

On August 14, 2020, the MT DEQ issued a final approval for the Phase I Bonding for the Project.  The Company has posted a surety bond for the Project, the MT DEQ has approved the bond posting and has issued a Final Mine Operating Permit allowing the Company the right to commence Phase I Development surface construction at the mine site.